Exhibit 99.1

NEWS RELEASE	CONTACT:	Brad Forsyth Chief Financial Officer (415) 408-4700

Willis Lease Upsizes Credit Facilities, Purchases Notes and Improves Cost of Funds

Novato, CA –January 26, 2011 - Willis Lease Finance Corporation (Nasdaq: WLFC) announced today the recent completion of three transactions which together serve to increase its liquidity by approximately $45 million and to reduce its overall cost of funds.

First, the amount of revolving commitments under the Company’s primary revolving credit facility was increased from $240 million to $285 million and the international group of lenders expanded.

Second, the maturity of the Company’s $20 million term loan secured by Willis Engine Securitization Trust (“WEST”) 2008-B1 Notes was extended by one year and will now mature December 31, 2011.

Finally, Willis Lease purchased $17.9 million of WEST 2005-B1 Notes in a transaction financed by the bank which was the prior noteholder. WEST is a wholly-owned subsidiary of the Company, and as a result of the WEST notes purchase, the effective cost of funds associated with these notes dropped by 300 basis points.

“Access to the capital markets continues to be one of our top priorities,” said Charles F. Willis, President and CEO. “These financing initiatives help position us to expand as the aviation market rebounds and as demand for leased assets increases.”

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines. In July 2009, Willis Lease Finance was ranked 19th on Fortune Small Business Magazine’s America’s list of 100 fastest growing small public companies.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note: Transmitted on GlobeNewswire Wire on January 26, 2011 at 1:30 p.m. PT.